Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information, Contact:

Daniel Greenberg, Chairman & CEO	Roger Pondel/Laurie Berman
Electro Rent Corporation	PondelWilkinson Inc.
818-786-2525	310-279-5980
investor@pondel.com

ELECTRO RENT REPORTS FISCAL 2009 SECOND QUARTER FINANCIAL RESULTS

VAN NUYS, Calif. – December 22, 2008 – Electro Rent Corporation (NASDAQ:ELRC) today reported financial results for its 2009 fiscal second quarter ended November 30, 2008.

Total revenues for the second quarter of fiscal 2009 were $35.4 million, equal to the corresponding quarter last year.  Rental and lease revenues were $26.2 million, versus $27.4 million in last year’s comparable period.  Equipment sales and other revenues grew to $9.3 million for the fiscal 2009 second quarter, from $7.9 million a year ago.

SG&A expenses for the second quarter of fiscal 2009 were $12.1 million, or 34.0% of total revenues, compared with $10.7 million, or 30.3% of total revenues, in the year-ago period.  The increase in SG&A expenses primarily reflects approximately $0.5 million in additional personnel costs to support the company’s current operations and further develop its strategic initiatives.  In addition, there were freight and property tax increases of approximately $0.3 million, as well as a foreign currency loss of approximately $0.4 million, which was entirely offset by a foreign currency gain recorded through the income tax provision.  SG&A included a foreign currency gain of approximately $0.2 million in the second quarter of fiscal 2008.

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Total operating expenses were $30.6 million for the fiscal 2009 second quarter, versus $27.1 million a year earlier, reflecting higher SG&A costs as noted above, as well as increased depreciation and higher equipment sales costs.  Interest income was approximately $0.6 million for the second quarter of fiscal 2009, versus approximately $0.9 million in the prior year, due to lower interest rates and a smaller cash balance.

Operating profit for the fiscal 2009 second quarter was $4.8 million, or 13.7% of total revenues, versus $8.2 million, or 23.3% of total revenues, for last year’s second quarter.

Net income for the fiscal 2009 second quarter was $3.5 million, or $0.14 per diluted share, compared with $5.7 million, or $0.22 per diluted share, for the second quarter of last year.

“Revenue growth slowed this quarter, as we continued to deal with the repercussions of the worldwide economic crisis.  Starting in October, the environment deteriorated further, and so did our profitability,” said Daniel Greenberg, Chairman and CEO of Electro Rent.  “Although our European business has continued to show growth, our other foreign operations have seen a marked downturn.

“Although the company had more equipment on rent than we did one year ago, competitive pressures, reduced rental pricing and marketplace uncertainty, both here and abroad, contributed to flat revenue growth.  Despite the current environment, we devoted additional resources toward supporting our initiatives, which had a negative impact on our bottom line,” Greenberg said.

“We have successfully weathered challenging business conditions before, and are working hard to make sure that our cost structure is properly aligned with revenue.  We will continue to operate our business as efficiently as possible and take advantage of the opportunities as well as the challenges presented by today’s difficult environment,” added Greenberg.

For the first six months of fiscal 2009, total revenues rose slightly to $70.4 million from $70.0 million in the first six months of fiscal 2008.  Rental and lease revenues for the first half of fiscal 2009 were $53.4 million, versus $54.9 million for the same period last year.  Equipment sales and other revenues increased to $17.0 million from $15.1 million for the first six months of fiscal 2008.

SG&A expenses were $24.1 million, or 34.2% of total revenues, for the fiscal 2009 year-to-date period, versus $21.6 million, or 30.9% of total revenues, for the same period last year.  Total operating expenses for the fiscal 2009 six month period were $59.6 million, compared with $53.9 million for last year’s comparable period.

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Operating profit for the first six months of fiscal 2009 was $10.8 million, or 15.4% of total revenue, versus $16.1 million, or 23.0% of revenue, in the prior-year period.

Net income in the fiscal 2009 year-to-date period was $7.9 million, or $0.31 per diluted share, compared with $11.1 million, or $0.42 per diluted share, in the fiscal 2008 period.

Equipment purchases for the fiscal 2009 second quarter and first half were $15.4 million and $32.7 million, respectively, compared with $16.0 million and $32.1 million, respectively, for the fiscal 2008 second quarter and first half.  The book value of Electro Rent's equipment pool was $172.1 million at November 30, 2008, versus $172.5 million at May 31, 2008.

In the second quarter of fiscal 2009, Electro Rent purchased 1,236,904 shares of its common stock at an average price of $11.13 per share for a total expenditure of $13.8 million.  For the first half of fiscal 2009, 1,445,660 shares were purchased at an average price of $11.33 per share for a total expenditure of $16.4 million.

Electro Rent paid a dividend of $0.15 per share for the second quarter of fiscal 2009, representing a 50% increase over the $0.10 per share paid for the second quarter of fiscal 2008.  On an annualized basis, this dividend represents a 5.3% yield on the December 18, 2008 close price of $11.26.

Total shareholders' equity was $241.2 million, or $9.82 per share, at November 30, 2008, compared with $256.1 million, or $9.87 per share, at May 31, 2008.  At the end of the second quarter of fiscal 2009, Electro Rent had no debt.

At November 30, 2008, Electro Rent had $42.5 million in cash and cash equivalents and $22.8 million (at cost) in auction rate securities (ARS) for a total cash, cash equivalents and investments balance of $65.3 million, versus $73.6 million at May 31, 2008.

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On November 6, 2008, Electro Rent entered into an agreement with the investment bank that holds its ARS, which gives the company Auction Rate Securities Rights (Rights”) to sell all of its auction rate securities at par value back to the investment bank at any time during the period between June 30, 2010 and July 2, 2012 under the terms of a nontransferable rights offering.  This agreement also gives the company the right to borrow money from the investment bank in the form of a no net cost loan of up to 75% of the fair value of the ARS.  Electro Rent intends to exercise its Rights and, therefore, has reclassified its investments in auction rate securities from investments available-for-sale to investments, trading on its consolidated balance sheet as of November 30, 2008.  Additional information about Electro Rent’s ARS investments can be found in the company’s Form 10-K for the year ended May 31, 2008 and in its Form 10-Q for the period ended November 30, 2008.

About Electro Rent
Electro Rent Corporation (www.ElectroRent.com) is one of the largest global organizations devoted to the rental, leasing and sales of general purpose electronic test equipment, personal computers and servers.

"Safe Harbor" Statement:
Except for the historical statements and discussions above, our statements above constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934.  These forward-looking statements, which include statements about the company’s ability to act swiftly to capture strategic opportunities that may present themselves, the ability to align its cost structure with revenue and take advantage of opportunities and challenges in today’s market environment, among others, reflect Electro Rent’s management's current views with respect to future events and financial performance; however, you should not put undue reliance on these statements.  When used, the words "anticipates," "believes," "expects," "intends," "future," and other similar expressions identify forward-looking statements.  These forward-looking statements are subject to certain risks and uncertainties.  The company believes its management's assumptions are reasonable; nonetheless, it is likely that at least some of these assumptions will not come true.  Accordingly, Electro Rent’s actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material.  Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and in its other filings with the Securities and Exchange Commission.  Should one or more of the risks discussed, or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, expected or projected.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct.  Electro Rent undertakes no obligation to update or revise any forward-looking statements.

(Financial Tables Follow)

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ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; 000's omitted, except per share data)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2008	2007	2008	2007

Revenues:
Rentals and leases	$26,155	$27,425	$53,389	$54,869
Sales of equipment and other revenues	9,278	7,938	17,030	15,103

Total revenues	35,433	35,363	70,419	69,972

Operating expenses:
Depreciation of rental and lease equipment	11,555	11,211	23,139	22,204
Costs of revenues other than deprecation of
rental and lease equipment	6,985	5,189	12,351	10,052
Selling, general and administrative expenses	12,054	10,726	24,104	21,623

Total operating expenses	30,594	27,126	59,594	53,879

Operating profit	4,839	8,237	10,825	16,093

Interest income, net	632	901	1,223	1,773

Income before income taxes	5,471	9,138	12,048	17,866

Income tax provision	1,977	3,402	4,183	6,816

Net income	$3,494	$5,736	$7,865	$11,050

Earnings per share:
Basic	$0.14	$0.22	$0.31	$0.43
Diluted	$0.14	$0.22	$0.31	$0.42

Shares used in per share calculation:
Basic	25,420	25,919	25,646	25,879
Diluted	25,511	26,089	25,756	26,061

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ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; 000's omitted)

	November 30,	May 31,
	2008	2008
ASSETS

Cash and cash equivalents	$42,474	$50,964
Investments, trading, at fair value (cost of $22,800)	19,769	-
Investments available-for-sale, at fair value (cost of $23,600)	-	22,601
Put option	3,031	-
Accounts receivable, net of allowance for doubtful accounts of $328 and $359	21,026	23,128
Rental and lease equipment, net of accumulated depreciation of $174,579 and $161,187	172,061	172,468
Other property, net of accumulated depreciation and amortization of $14,810 and $14,427	14,109	14,341
Goodwill	3,109	3,109
Intangibles, net of amortization of $1,573 and $1,406	902	1,069
Other	6,132	5,402
	$282,613	$293,082

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Accounts payable	$6,612	$4,562
Accrued expenses	12,714	12,565
Deferred revenue	4,790	4,943
Deferred tax liability	17,257	14,904
Total liabilities	41,373	36,974

Commitments and contingencies (Note 11)

Shareholders' equity:
Preferred stock, $1 par - shares authorized 1,000,000; none issued
Common stock, no par - shares authorized 40,000,000;
issued and outstanding November 30, 2008 - 24,572,641;
May 31, 2008 - 25,945,283	32,790	33,938
Accumulated other comprehensive loss, net of tax	-	(619)
Retained earnings	208,450	222,789
Total shareholders' equity	241,240	256,108
	$282,613	$293,082